Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports 20% Revenue Increase for the First Quarter of Fiscal 2011
•	Product sales increased 15.1% and generated $0.6 million in operating profit

•	Service segment revenue grew 28.8%; trimmed operating loss 57.2% from prior year first quarter

•	Net income increased to $0.3 million compared with a loss of $0.1 million in the first quarter of fiscal 2010
ROCHESTER, NY, July 26, 2010 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and weighing system services, today reported financial results for its fiscal 2011 first quarter ended June 26, 2010. Reported results include those of United Scale & Engineering Corporation (“United”), a Wisconsin-based supplier and servicer of industrial scales and weighing systems, which the Company acquired on January 27, 2010.
Net revenue in the first quarter of fiscal 2011 was $20.6 million, an increase of 19.9%, or $3.4 million compared with net revenue of $17.2 million in the first quarter of fiscal 2010. The United acquisition contributed $0.9 million to net revenue for the quarter. Service segment net revenue, which represented 37.1% of total net revenue, increased 28.8% to $7.7 million in the first quarter of fiscal 2011, compared with net revenue of $5.9 million in the prior year first quarter. Product segment net sales, representing the Company’s distribution business, were $13.0 million for the first quarter of fiscal 2011, an increase of $1.7 million, or 15.1% compared with net sales of $11.3 million in the same period of the prior fiscal year.
Net income was $0.3 million, or $0.04 per diluted share, in the first quarter of fiscal 2011, an increase from a net loss of $0.1 million, or $0.01 per diluted share, in the same period of the prior fiscal year.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Our business continued to perform very well. Both segments reported double digit revenue growth year-over-year, further demonstrating our leadership position in the handheld test and measurement instrument market, and our quality and reliability as a calibration provider. The $20.6 million in total net revenue was the highest level ever reported for Transcat in a first quarter.” Mr. Hadeed added, “Gross margin gains in both segments, inclusive of earning growth-based manufacturer rebates in our Product segment, leveraged 20% revenue growth into a 38% increase in gross profit and significantly improved net income.”
First Quarter Fiscal 2011 Review
In the first quarter of fiscal 2011, gross profit was $5.4 million, or 26.0% of net revenue, compared with $3.9 million, or 22.6% of net revenue, in the same period of the prior fiscal year. Both the Product and Service segments contributed to the increase in gross profit with respective increases of 32.2% and 50.1% for the quarter. Included in these results is over $0.2 million in incremental gross profit from the United acquisition, $0.2 million in growth-based manufacturer rebates and $0.1 million in cooperative advertising income.
Total operating expenses increased $0.9 million, or 22.6%, to $4.9 million in the first quarter of fiscal year 2011 compared with the first quarter of fiscal year 2010. As a percentage of net revenue, operating
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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expenses in the current period were 23.8%, up from 23.3% in the prior year period, primarily due to $0.3 million in incremental operating expenses associated with United. Selling, marketing and warehouse expenses increased $0.5 million, or 20.1%, to $3.0 million in the first quarter of fiscal 2011 compared with the first quarter of fiscal 2010. This increase mirrors the Company’s revenue growth for the quarter and is due to increased investments in sales personnel and other direct marketing efforts to gain market share and to further mine our existing customer base. Administrative expenses increased $0.4 million, or 27.1%, in the first quarter of fiscal 2011 as a result of higher employee-related expenses, and expenses related to United.
Operating income for the first quarter of fiscal 2011 was $0.5 million, or 2.2% of net revenue, an increase of $0.6 million compared with a $0.1 million loss in the first quarter of fiscal 2010. The increase was primarily the result of higher gross profit in both the Service and Product segments. The effective tax rate in the first quarter of fiscal 2011 was 37.4%.
Product and Service Segment Review
Transcat is uniquely positioned to serve the pharmaceutical and FDA-regulated, energy/utility and chemical process industries as well as industrial manufacturing and other industries through its ability to bundle a broad variety of premium grade, handheld test and measurement instruments with quality calibration services and repair capabilities for its customers through its distribution operations in New York and Oregon and its 12 Calibration Centers of Excellence in the United States, Canada and Puerto Rico. Transcat’s automated calibration tracking and management systems, its breadth of calibration disciplines and product lines, and its refined product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times, which it believes provides a competitive advantage. Transcat’s acquisition of United in the fourth quarter of fiscal year 2010 provided entry into both the distribution and service segments of the industrial scale and weighing systems marketplace in the Wisconsin, Northern Illinois and Upper Michigan areas and strengthens its geographic presence in the Midwest.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to nearly 14,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct mail and on-line marketing to promote products to current and potential customers.
Product segment net sales increased $1.7 million, or 15.1%, to $13.0 million in the first quarter of fiscal 2011 compared with $11.3 million in the same period of the prior fiscal year. This growth was aided by a comparison to a depressed fiscal 2010 first quarter that was negatively impacted by the economy. Net sales growth of $2.0 million in the industries the Company traditionally serves was complemented by $0.5 million in incremental revenue from United, but partially offset by a $0.8 million sales decline in the wind energy industry. The decline in wind energy net sales was attributed to timing of projects. Sales to the wind energy industry accounted for 3.3% and 10.6% of Product segment sales in the first quarter of fiscal 2011 and prior year first quarter, respectively.
Average Product segment sales per day were $203 thousand in the first quarter of fiscal 2011 compared with $176 thousand in the same period of the prior fiscal year. Sales of the Company’s products through our website increased 37.4% to $1.2 million in the first quarter of fiscal 2011 compared with $0.9 million in the same period of the prior fiscal year. Focused sales efforts with specific product groups drove the increase in web-based sales.
Product segment gross profit in the first quarter of fiscal 2011 was $3.5 million, or 27.0% of net product sales, compared with $2.6 million, or 23.5% of net product sales, in the first quarter of fiscal 2010. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. The primary drivers of
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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the 350 basis point increase in gross margin in the first quarter of fiscal 2011 compared with the same period of the prior fiscal year were $0.2 million in earned manufacturer rebates and $0.1 million in additional cooperative advertising income to support direct marketing initiatives. The Company’s manufacturer rebate includes a point-of-sale rebate program with a key vendor that is based on Product segment sales growth on a year-over-year basis. The Company did not qualify for this type of rebate in the first quarter of fiscal 2010 as sales were negatively impacted by the economic downturn.
Product segment operating income was $0.6 million, or 4.8% of net product sales, in the first quarter of fiscal 2011 compared with $0.3 million, or 2.6% of net product sales, in the same period of the prior fiscal year.
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 145,000 calibrations at its 12 Calibration Centers of Excellence or at customer locations.
Service segment net revenue was $7.7 million in the first quarter of fiscal 2011, a 28.8% increase compared with $5.9 million in the same period of the prior fiscal year. Revenue generated from the Company’s traditional service customer base increased by $0.8 million as the Company expanded its customer base and successfully gained market share. Services provided to the wind energy industry increased $0.5 million and represented 9.8% of total service revenue for the first quarter of fiscal 2011, compared with 3.6% of total service revenue in the same period of the prior year. Also impacting the first quarter was $0.4 million in incremental revenue as a result of the Company’s acquisition of United.
The Company’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Historically, within the traditional industries the Company serves, 15% to 20% of Service segment revenue is generated from outsourcing customer equipment to third-party vendors for calibration beyond the Company’s chosen scope of capabilities. However, as the Company’s revenue within the wind energy industry has grown, revenue generated from outsourcing has increased in excess of 20% of Service segment revenue. This is a result of the higher volume of specific services provided to the wind energy industry which fall outside the Company’s current scope of business. In the first quarter of fiscal 2011, the Company’s staff of technicians generated 74.4% of Service segment revenue, while 23.3% was subcontracted to third-party vendors. The Company will continue to evaluate the need for capital investments that could provide more in-house capabilities for its staff of technicians and reduce the need for third-party vendors in certain instances.
Service segment gross profit in the first quarter of fiscal 2011 was $1.9 million, an increase of 50.1% from $1.2 million in the same period of the prior fiscal year. Gross margin for the Service segment improved 350 basis points in the first quarter of fiscal 2011 compared with the first quarter of fiscal 2010. This is indicative of the margin expansion opportunities within the Service segment as many of the costs within this segment are fixed. Despite the significant increase in gross profit, margin expansion was somewhat constrained as third-party vendor calibrations contributed a significant portion of the revenue growth in the wind energy industry and the incremental revenue from United was mostly offset by associated incremental service costs.
Service segment operating loss was $0.2 million for the first quarter of fiscal 2011, an improvement over the prior year’s first quarter operating loss of $0.4 million.
Balance Sheet and Cash Management
Net cash used in operations was $0.2 million in the first quarter of fiscal 2011 compared with $1.5 million generated from operations in the same period of the prior fiscal year. The change was primarily due to
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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$1.2 million in cash to reduce payables, $1.1 million to purchase inventory, and an additional $1.0 million for management bonus and profit sharing payments to employees during the first quarter of fiscal 2011 compared with the same period in the prior fiscal year. These items were partially offset by cash provided through a reduction in accounts receivable of $2.4 million in the first quarter of fiscal 2011.
Inventory at the end of the first quarter of fiscal 2011 was $7.0 million, up from the $5.9 million of inventory at the end of fiscal 2010. The increase was primarily due to the strategic decision made by the Company to maintain higher inventory levels of specific, higher-volume products, in support of greater sales growth and in response to increased lead times from manufacturers.
Capital expenditures in the first quarter of fiscal 2011 were $0.2 million compared with $0.3 million in the prior year period and were primarily used for improvements to the Company’s proprietary calibration software program, additional service capabilities and information technology. Transcat expects capital spending for fiscal 2011 to be in the range of $1.5 million to $2.0 million.
Outlook
Mr. Hadeed concluded, “Our outlook remains unchanged. We expect a strong second quarter compared with the economic-challenged results of the prior year period and believe that the second half of fiscal 2011 will return to a more normalized environment and be in line with our longer-term growth expectations. Additionally, we expect our bottom line to expand at a greater rate due to the operating leverage inherent in the Service segment.
“Wind energy industry projects are expected to increase over the next 18 months and it is our expectation that we can continue to grow our market share in this field. However, the timing of these projects and the related demand for our products and services remain difficult to predict.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration and repair services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 14,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, parts inspection, production model engineering and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO-9001:2000 registered and the scope of accreditation to ISO/IEC 17025 is believed to be one of the broadest in the industry. Transcat’s acquisition of United provided entry into both the distribution and service segments of the industrial scales and weighing systems marketplace in the Wisconsin, Northern Illinois and Upper Michigan areas.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
– Financial Tables Follow –
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	(Unaudited)
	First Quarter Ended
	June 26,	June 27,
	2010	2009
Product Sales	$12,975	$11,268
Service Revenue	7,653	5,940

Net Revenue	20,628	17,208

Cost of Products Sold	9,474	8,620
Cost of Services Sold	5,796	4,703

Total Cost of Products and Services Sold	15,270	13,323

Gross Profit	5,358	3,885

Selling, Marketing and Warehouse Expenses	3,049	2,539
Administrative Expenses	1,858	1,462

Total Operating Expenses	4,907	4,001

Operating Income (Loss)	451	(116)

Interest Expense	12	14
Other (Income) Expense, net	(5)	15

Total Other Expense	7	29

Income (Loss) Before Income Taxes	444	(145)
Provision for (Benefit from) Income Taxes	166	(56)

Net Income (Loss)	$278	$(89)

Basic Earnings (Loss) Per Share	$0.04	$(0.01)
Average Shares Outstanding	7,287	7,388

Diluted Earnings (Loss) Per Share	$0.04	$(0.01)
Average Shares Outstanding	7,527	7,388
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	(Unaudited)
	June 26,	March 27,
	2010	2010
ASSETS
Current Assets:
Cash	$85	$123
Accounts Receivable, less allowance for doubtful accounts of $121 and $82 as of June 26, 2010 and March 27, 2010, respectively	8,738	11,439
Other Receivables	755	418
Inventory, net	7,046	5,906
Prepaid Expenses and Other Current Assets	780	915
Deferred Tax Asset	637	566

Total Current Assets	18,041	19,367
Property and Equipment, net	4,013	4,163
Goodwill	10,038	10,038
Intangible Assets, net	1,181	1,234
Deferred Tax Asset	474	533
Other Assets	381	378

Total Assets	$34,128	$35,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$7,559	$8,798
Accrued Compensation and Other Liabilities	2,052	3,171
Income Taxes Payable	109	251

Total Current Liabilities	9,720	12,220
Long-Term Debt	2,931	2,532
Other Liabilities	742	704

Total Liabilities	13,393	15,456

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,709,108 and 7,698,450 shares issued as of June 26, 2010 and March 27, 2010, respectively; 7,290,326 and 7,279,668 shares outstanding as of June 26, 2010 and March 27, 2010, respectively	3,855	3,849
Capital in Excess of Par Value	9,552	9,357
Accumulated Other Comprehensive Income	381	382
Retained Earnings	8,582	8,304
Less: Treasury Stock, at cost, 418,782 shares as of June 26, 1010 and March 27, 2010	(1,635)	(1,635)

Total Shareholders’ Equity	20,735	20,257

Total Liabilities and Shareholders’ Equity	$34,128	$35,713

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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(Unaudited)
	First Quarter Ended
	June 26,	June 27,
	2010	2009
Cash Flows from Operating Activities:
Net Income (Loss)	$278	$(89)
Adjustments to Reconcile Net Income (Loss) to Net Cash (Used in) Provided by Operating Activities:
Deferred Income Taxes	(14)	(80)
Depreciation and Amortization	496	461
Provision for Accounts Receivable and Inventory Reserves	1	47
Stock-Based Compensation Expense	159	187
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	2,359	802
Inventory	(1,140)	566
Prepaid Expenses and Other Assets	54	(194)
Accounts Payable	(1,239)	283
Accrued Compensation and Other Liabilities	(1,023)	(219)
Income Taxes Payable	(142)	(215)

Net Cash (Used in) Provided by Operating Activities	(211)	1,549

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(215)	(290)

Net Cash Used in Investing Activities	(215)	(290)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	405	(1,309)
Payments on Other Debt Obligations	(6)	(6)
Payment of Contingent Consideration	(52)	–
Issuance of Common Stock	42	33

Net Cash Provided by (Used in) Financing Activities	389	(1,282)

Effect of Exchange Rate Changes on Cash	(1)	8

Net Decrease in Cash	(38)	(15)
Cash at Beginning of Period	123	59

Cash at End of Period	$85	$44

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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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TRANSCAT INC.
FISCAL 2011 FIRST QUARTER
ADDITIONAL INFORMATION
BUSINESS SEGMENT DATA
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended
	June 26, 2010	June 27, 2009	$ Change	% Change
Products
Net sales	$12,975	$11,268	$1,707	15.1%

Gross profit	3,501	2,648	853	32.2%
Margin	27.0%	23.5%

Operating income	626	293	333	113.7%
Margin	4.8%	2.6%

Services
Net revenue	$7,653	$5,940	$1,713	28.8%

Gross profit	1,857	1,237	620	50.1%
Margin	24.3%	20.8%

Operating loss	(175)	(409)	234	57.2%
Margin	(2.3%)	(6.9%)

Consolidated
Net revenue	$20,628	$17,208	$3,420	19.9%

Gross profit	5,358	3,885	1,473	37.9%
Margin	26.0%	22.6%

Operating income (loss)	451	(116)	567	488.8%
Margin	2.2%	(0.7%)
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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TRANSCAT INC.
ADDITIONAL INFORMATION
In the following tables, certain customers have been reclassified in prior periods to conform to the current period presentation
PRODUCTS SEGMENT SALES BY MARKET CHANNEL
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1				YTD Total	Total
Direct	$9,640				$9,640	74.3%
Reseller	3,133				3,133	24.1%
Freight Billed to Customers	202				202	1.6%
Total Product Sales	$12,975				$12,975

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$8,469	$9,282	$10,757	$11,072	$39,580	74.5%
Reseller	2,628	2,521	4,226	3,411	12,786	24.1%
Freight Billed to Customers	171	167	203	236	777	1.4%
Total Product Sales	$11,268	$11,970	$15,186	$14,719	$53,143
PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011
	Q1				YTD Total
Number of business days	64				64
Total product sales	$12,975				$12,975
Sales per day	$203				$203

	FY 2010
					FY 2010
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	61	64	252
Total product sales	$11,268	$11,970	$15,186	$14,719	$53,143
Sales per day	$176	$190	$249	$230	$211
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Transcat Reports 19.9% Revenue Increase for the First Quarter of Fiscal 2011
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PRODUCTS SEGMENT SALES BY REGION
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1				YTD Total	Total
United States	$11,124				$11,124	85.7%
Canada	1,079				1,079	8.3%
Other International	570				570	4.4%
Freight Billed to Customers	202				202	1.6%
Total	$12,975				$12,975

	FY 2010
	Q1	Q2	Q3	Q4	FY 2010	% of
					YTD Total	Total
United States	$9,732	$10,324	$13,121	$12,410	$45,587	85.8%
Canada	811	872	1,164	1,515	4,362	8.2%
Other International	554	607	698	558	2,417	4.5%
Freight Billed to Customers	171	167	203	236	777	1.5%
Total	$11,268	$11,970	$15,186	$14,719	$53,143
SERVICE SEGMENT REVENUE BY TYPE
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1				YTD Total	Total
Depot/On-site	$5,689				$5,689	74.4%
Outsourced	1,786				1,786	23.3%
Freight Billed to Customers	178				178	2.3%
Total Service Revenue	$7,653				$7,653

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$4,710	$5,045	$4,877	$6,688	$21,320	76.4%
Outsourced	1,079	1,319	1,591	1,907	5,896	21.1%
Freight Billed to Customers	151	161	169	221	702	2.5%
Total Service Revenue	$5,940	$6,525	$6,637	$8,816	$27,918
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